Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Office:+1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

August 11, 2023

CF Acquisition Corp. VIII

110 East 59th Street

New York, NY 10022

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to CF Acquisition Corp. VIII, a Delaware corporation (“CF VIII”), in connection with the preparation and filing of CF VIII’s Registration Statement on Form S-1 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On October 9, 2022, CF VIII entered into an Agreement and Plan of Merger (as may be amended and/or restated from time to time, the “Merger Agreement”) with Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“BTC International”), and XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International (“XBP Europe”). The business combination contemplated by the Merger Agreement (the “Business Combination”) is subject to satisfaction or waiver of certain conditions, including, among others, the approval and adoption of the Merger Agreement by CF VIII’s stockholders.

The Registration Statement relates to the registration of up to 2,739,089 shares of Class A common stock of CF VIII, par value $0.0001 per share (“CF VIII Class A Common Stock” prior to the Business Combination, and “Common Stock” after the Business Combination), consisting of (i) up to 949,089 shares of Common Stock to be issued to CFAC Holdings VIII, LLC (the “Sponsor”) on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII as of June 30, 2023 (based on $9,490,888 owed by CF VIII to the Sponsor as of such date), at a price of $10.00 per share (the “Initial Loan Shares”), (ii) a number of shares of Common Stock to be issued to the Sponsor on consummation of the Business Combination as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII between July 1, 2023 and the date on which the Business Combination is consummated (the “Closing Date”), at a price of $10.00 per share, up to a maximum of 250,000 shares (the “Additional Loan Shares”, and together with the Initial Loan Shares, the “Loan Shares”), (iii) up to 1,000,000 shares of Common Stock to be issued to the Sponsor on consummation of the Business Combination pursuant to the Forward Purchase Contract, dated as of March 11, 2021, by and between the Sponsor and CF VIII (the “Forward Purchase Contract”) (the “Non-Promote Forward Purchase Shares”), (iv) up to 250,000 shares of Common Stock to be issued to the Sponsor for no additional consideration on consummation of the Business Combination pursuant to the Forward Purchase Contract (the “Promote Forward Purchase Shares” and together with the Non-Promote Forward Purchase Shares, the “Forward Purchase Shares”) (provided that the number of Promote Forward Purchase Shares registered pursuant to the Registration Statement will be decreased by the number of Additional Loan Shares), (v) up to 537,500 shares of Common Stock included in the units issued to the Sponsor in a private placement of units of CF VIII, each unit comprising one share of CF VIII Class A Common Stock and one-fourth of one warrant of CF VIII (“CF VIII Units”), pursuant to the Private Placement Units Purchase Agreement dated March 11, 2021 between CF VIII and the Sponsor (the “Private Placement Agreement”) that closed concurrently with the CF VIII’s initial public offering of CF VIII Units consummated on the same date (the “IPO”) (the “Private Placement”), and (vi) up to 2,500 shares of Common Stock included in the CF VIII Units issued to the Sponsor in the Private Placement and currently held by one of CF VIII’s independent directors, Robert Sharp, which were acquired by the independent director for no cash consideration (the shares in clauses (v) and (vi), the “Placement Shares,” and together with the Loan Shares and the Forward Purchase Shares, the “Subject Shares”).

August 11, 2023

For purposes of this opinion, we have examined the Registration Statement, the Merger Agreement, the Amended and Restated Certificate of Incorporation of CF VIII (as amended to date), the Bylaws of CF VIII, the Forward Purchase Contract and the Private Placement Agreement.

We have also examined forms of the Second Amended and Restated Certificate of Incorporation of CF VIII and the Amended and Restated Bylaws of CF VIII, in each case as proposed for adoption pursuant to the terms of the Merger Agreement.

We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of CF VIII and certificates or comparable documents of public officials and of officers and representatives of CF VIII.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

We have further assumed that, before the issuance of any of the Loan Shares and any of the Forward Purchase Shares, the conditions to consummating the transactions contemplated by the Merger Agreement and the conditions to consummating the transactions contemplated by the Forward Purchase Contract will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

a. Prior to completion of the Business Combination, the stockholders of CF VIII will have approved, among other things, the Merger Agreement; and

b. The draft of the Second Amended and Restated Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment, will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document has been, or prior to the filing of the Second Amended and Restated Certificate of Incorporation will be, filed by or in respect of CF VIII with the Delaware Secretary of State and that CF VIII will pay all fees and other charges required to be paid in connection with the filing of the Second Amended and Restated Certificate of Incorporation.

August 11, 2023

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that:

1.	The Loan Shares, upon issuance by CF VIII pursuant to and in the manner contemplated by the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

2.	The Forward Purchase Shares, upon issuance by CF VIII pursuant to and in the manner contemplated by the terms of the Forward Purchase Contract, will be duly authorized, validly issued, fully paid and nonassessable.

3.	The Private Placement Shares are validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. CF VIII is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Subject Shares registered pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP